EXHIBIT 8.1

[Letterhead of Chapman and Cutler LLP]

March 29, 2012

BA Credit Card Funding, LLC
214 North Tryon Street
Suite #21-39
NC1-027-21-04
Charlotte, North Carolina 28255

Re:	BA Credit Card Funding, LLC
BA Master Credit Card Trust II
BA Credit Card Trust
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for BA Credit Card Funding, LLC, a Delaware limited liability company (“Funding”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), initially filed on June 25, 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of the offering of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of BA Credit Card Trust (the “Trust”) and for the registration under the Act of the deemed offering of the Series 2001-D certificate (the “Collateral Certificate”) representing an interest in BA Master Credit Card Trust II (the “Master Trust”).  Each Series of Notes will be issued pursuant to the Master Indenture (as defined below), and is comprised of a number of classes of Notes (each, a “Class”).  Each Class of Notes is comprised of a number of tranches of Notes (each, a “Tranche”).  Each Tranche of Notes will be issued pursuant to the Second Amended and Restated Indenture, dated as of October 20,  2006 (the “Master Indenture”), as supplemented by the Amended and Restated Indenture Supplement, dated as of June 10, 2006 (the “Indenture Supplement”), and as further supplemented by a terms document relating to each such Tranche (each, a “Terms Document” and, in each such case, together with the Master Indenture and the Indenture Supplement, the “Indenture”), in each case between the Trust and The Bank of New York Mellon, as Indenture Trustee.  The Collateral Certificate has been issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement by and among Funding, as Transferor, FIA Card Services, National Association (the “Bank”), as Servicer, and The Bank of New York Mellon, as trustee of the Master Trust (the “Trustee”), dated as of October 20, 2006, as amended by the First Amendment thereto, dated as of June 3, 2011, and the Third Amended and Restated Series 2001-D Supplement thereto, dated as of March 2, 2009, as supplemented by the Addendum,

March 29, 2012

dated as of March 31,  2010, each among Funding, the Bank and the Trustee (collectively referred to herein as the “Pooling and Servicing Agreement”).

Scope of Review; Assumptions

Our opinion is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect and available on the date hereof.  The statutory provisions, regulations and interpretations on which our opinion is based are subject to change, possibly retroactively.  As more fully described in the prospectus relating to the Notes forming a part of the Registration Statement (the “Prospectus”) under the headings “Prospectus Summary—Tax Status” and “Federal Income Tax Consequences” and the immediately succeeding paragraph, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service.

In formulating our opinions, we have reviewed (i) the Prospectus, (ii) the Indenture, (iii) the Pooling and Servicing Agreement, (iv) the Amended and Restated Limited Liability Company Agreement of Funding, dated October 20, 2006 and (v) other documents provided to us that we have deemed necessary or appropriate to review as a basis for this opinion.  Additionally, this opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us.  Our opinion as to the matters set forth herein could change with respect to particular Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us or changes in the law subsequent to the date hereof.  Because the Prospectus contemplates Notes with numerous different characteristics, the particular characteristics of such Notes and any more specific tax discussion set forth in the prospectus supplement pursuant to which a particular series, class, or tranche of Notes is offered must be considered in determining the applicability of this opinion to any such series, class, or tranche of Notes.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

In rendering our opinions, we have also assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions.

March 29, 2012

Opinion

Based on the foregoing, we hereby confirm that the statements set forth in the Prospectus under the headings “Prospectus Summary—Tax Status” and “Federal Income Tax Consequences,” which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, and we hereby adopt and confirm the opinions set forth therein.

We impose no limit on your disclosure of this opinion or the tax treatment or tax structure of the transactions described in the Prospectus.  However, we are furnishing this opinion to you solely in connection with the Registration Statement and it cannot be relied upon by any other person or for any other purpose without our express written permission.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to Chapman and Cutler LLP under the captions “Legal Matters,” “Prospectus Summary—Tax Status” and “Federal Income Tax Consequences,” in the Prospectus.  In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Chapman and Cutler LLP
Chapman and Cutler LLP